Exhibit 99.1

American Resources Corporation Completes Restructuring of Perry County Resources

Company Cuts an Estimate of Over $35 million in Losses to Focus on Efficiencies, Profitability and Sustainable Job Creation

February 21, 2020 | Source: American Resources Corporation

FISHERS, INDIANA / ACCESSWIRE / February 21, 2020 / American Resources Corporation (NASDAQ:AREC) (“American Resources” or the “Company”), a supplier of raw materials to the rapidly growing global infrastructure marketplace with a primary focus on the extraction, processing, transportation and distribution of metallurgical carbon to the steel and specialty metals industries, announced today that it has substantially completed the post-acquisition restructuring of Perry County Resources (“PCR”).

American Resources has been a consolidator and operator of quality metallurgical carbon assets in the Central Appalachian basin (CAPP) to serve customers in the steelmaking, specialty alloy metals, and industrial marketplaces. Its next-generation model and philosophy is to restructure existing, legacy operations to better fit the modern-day marketplace by eliminating legacy costs and liabilities to significantly reduce the overall operating costs and to allow its operations to thrive throughout all cycles of the carbon market. Perry County Resources is the Company’s fifth carbon processing and logistics complex located in eastern Kentucky, near the town of Hazard.

“We are extremely excited to have the restructuring of Perry County Resources complete and now have the complex in a much better position to serve its customers, workforce, community and all of our shareholders,” stated Mark Jensen, Chairman and CEO of American Resources Corporation. “We also applaud our team’s hard work, tenacity and ability to stay focused, despite numerous distractions that have been presented by parties that fought such change and to keep this project on its desired timeline.”

American Resources acquired PCR in October, 2019 as part of the Chapter 11 bankruptcy proceedings of Cambrian Holding Company, Inc. which were governed by the United States Bankruptcy Court for the Eastern District of Kentucky under Section 363 of the U.S. Bankruptcy Code. As part of its restructuring efforts to significantly cut costs and reset the operations to focus on efficiency and profitability, the Company has made the decision to complete the following initiatives:

●
Eliminated an estimated $35 million of annual expenses from the PCR complex by either restructuring or eliminating costly policies, contracts, leases and operations including certain long-term leases that cost the complex over $80 million over the last twenty years.
●
Executed a mine consolidation project to reallocate resources from two existing deep mines when purchased, into one of the existing deep mines allowing the Company to convert the operating sections and mine plan to support similar output under a much more efficient, lower-cost structure. The revised mine plan now allows the Company to run super-sections, rather than single-sections, which essentially doubles the output with only 25% incremental labor.
●
Entered into an agreement to divest the non-core, idled deep mine which reduces holding costs and provides capital and equipment to support the operating deep mine at PCR.
●
Implemented repair and revised maintenance plans to both underground and processing equipment to significantly increase the efficiency and productivity of the equipment and workforce.
●
Restructured the remaining deep mine to reduce maintenance and holding costs, while improving the safety of the retained operations.

“We remain fully confident in the changes we brought to PCR and are bringing to the industry as a whole. We look forward to discussing with the state, regulators and employees about getting this mine back into production. We are willing and able to hire back approximately 100 men and women and are confident that the state and regulators would also like to see these jobs created and retained in an area that needs them more than ever,” concluded Mr. Jensen.

American Resources is now in the process of interviewing for the PCR complex and hopes to have it back online under its efficient, low-cost operating structure within the next thirty days. Interested applicants can visit here for more information.

American Resources Corporation continues to focus on its growth objective by efficiently leveraging its large number of core mining permits and through identifying strategic, supplemental acquisitions. The Company is committed to being one of the lowest cost operators in the Central Appalachian basin (CAPP) and throughout all its carbon mining, processing, and transportation operations.

About American Resources Corporation

American Resources Corporation is a supplier of raw materials to the rapidly growing global infrastructure marketplace. The company’s primary focus is on the extraction, processing, transportation and selling of metallurgical carbon and pulverized coal injection (PCI) to the steel industry. The company operations are based in the Central Appalachian basin of eastern Kentucky and southern West Virginia where premium quality metallurgical products are located.

The company’s business model is based on running a streamlined and efficient operation to economically extract and deliver resources to meet its customers’ demands. By running operations with low or no legacy costs, American Resources Corporation works to maximize margins for its investors while being able to scale its operations to meet the growth of the global infrastructure market.

Website:
http://www.americanresourcescorp.com

Special Note Regarding Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks, uncertainties, and other important factors that could cause the Company’s actual results, performance, or achievements or industry results to differ materially from any future results, performance, or achievements expressed or implied by these forward-looking statements. These statements are subject to a number of risks and uncertainties, many of which are beyond American Resources Corporation’s control. The words “believes”, “may”, “will”, “should”, “would”, “could”, “continue”, “seeks”, “anticipates”, “plans”, “expects”, “intends”, “estimates”, or similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Any forward-looking statements included in this press release are made only as of the date of this release. The Company does not undertake any obligation to update or supplement any forward-looking statements to reflect subsequent events or circumstances. The Company cannot assure you that the projected results or events will be achieved.

PR Contact:
Precision Public Relations
Matt Sheldon
917-280-7329
matt@precisionpr.co

Company Contact:
Mark LaVerghetta
317-855-9926 ext. 0
Vice President of Corporate Finance and Communications
investor@americanresourcescorp.com

Source: American Resources Corporation